UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2007

AMERICAN LEISURE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-48312	75-2877111
(State or other jurisdiction	(Commission	(IRS Employer of incorporation)
File Number)	Identification No.)

2460 Sand Lake Road, Orlando, FL, 32809
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code (407) 251-2240

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 20, 2007, certain of American Leisure Holdings, Inc.’s (“our,” “we,” “us” and the “Company’s”) wholly owned subsidiaries which are engaged in the construction and development of the Sonesta Resort, including Costa Blanca Real Estate II, LLC, Costa Blanca III Real Estate, LLC, TDS Town Homes (Phase 1), LLC, and TDS Town Homes (Phase 2), LLC (the “Borrowers”), entered into a Loan and Security Agreement with Kennedy Funding, Inc. as agent for certain lenders (collectively “Kennedy” and the “Loan Agreement”). Pursuant to the Loan Agreement, Kennedy agreed to make a loan to the Borrowers of up to $24,900,000. The Loan Agreement provides that the Borrowers will receive an advance equal to $22,000,000 for repayment of an existing loan, closing costs and fees, and construction of the Sonesta Resort; additionally, another $2,900,000 will be held back from the initial loan funds and will be dispersed to the Borrowers from time to time to construct one of the swimming pools in the Sonesta Resort, subject to the Borrowers complying with the representations and warranties described in the Loan Agreement, and subject to the loan to value ratio of amounts loaned by Kennedy, in connection with the Sonesta Resort not exceeding 60%. Additionally, approximately $1,786,000 of the amount loaned by Kennedy was immediately paid by the Borrowers in connection with closing costs and to pay Kennedy’s commitment and loan fees, and an additional $2,196,000 of the amount loaned was paid to Kennedy as an interest reserve, which amount is to be credited against the amount of monthly interest due under the loan, as such interest payments become due and payable, as described below. We used approximately $15,285,000 of the funds raised through the Loan Agreement to repay all amounts owed under and to satisfy our Land Loan with KeyBank, National Association, which we entered into in December 2005, and plan to use the remaining funds received by the Borrowers from the Loan Agreement to continue the construction of the Sonesta Resort. Events of default under the Loan Agreement include, among other things, if one or more judgments are entered against any Borrower or guarantor of the Loan Agreement, in excess of $25,000, which are not fully paid or covered by insurance, and which have not been discharged, stayed or bonded pending appeal within ninety days of the entry thereof.

In connection with the Loan Agreement, the Borrowers provided Kennedy a Promissory Note in the amount of $24,900,000 (the “Kennedy Note”). The Kennedy Note, and any accrued and unpaid interest is due and payable on April 20, 2010. The Kennedy Note does not contain a pre-payment penalty The Kennedy Note bears interest at varying rates of interest over the course of the note term, which interest is due and payable monthly, in arrears, including:

(a)	12% per annum for the first month that the Kennedy Note is outstanding;
(b)	The greater of 12% or the Prime Rate then in effect plus 3 and 3/4% per annum during the period from May 2007 through April 2008;
(c)	The greater of 16% or the Prime Rate then in effect plus 7 and 3/4% per annum during the period from May 2008 through April 2009; and
(d)	The greater of 18% or the Prime Rate then in effect plus 9 and 3/4% per annum during the period from May 2009, through the maturity date of the Kennedy Note.

Any amounts not paid under the Kennedy Note when due bear interest at the rate of 24% per annum until paid in full.

The outstanding balance of the Kennedy Note was secured by a security interest granted to Kennedy by the Borrowers in substantially all of their personal property and assets. As additional security, American Leisure Holdings, Inc., TDS Amenities, Inc., a Florida corporation, which is owned by Tierra del Sol Resort, Inc., and Malcolm J. Wright, our Chief Executive Officer and Chairman entered into a Guaranty Agreement in favor of Kennedy, which guaranteed the repayment of the Kennedy Note. Furthermore, the Borrowers agreed to assign their rights to various of our licenses, leases, permits and approvals to Kennedy to secure the repayment of the Kennedy Note and in connection with the security agreement provided to Kennedy. Mr. Wright earned a fee equal to 747,000 warrants to purchase shares of our common stock at an exercise price of $1.02 in connection with his guaranty of the Kennedy Note.

In addition to guarantying the repayment of the Kennedy Note, the Borrowers and TDS Amenities, Inc. granted Kennedy a Mortgage Agreement encumbering approximately 38 acres of property in our Sonesta Resort which the Borrowers own , to secure the repayment of the Kennedy Note. American Leisure Holdings, Inc. the Borrowers, and Mr. Wright also guarantied that all of the property secured by the Mortgage Agreement fully complies with all environmental laws and agreed to indemnify Kennedy against any damages in connection with the violation of any environmental hazardous waste disposal laws or regulations.

ITEM 3.02 UNREGISTERED SHARES OF EQUITY SECURITIES.

In April 2007, we granted Malcolm J. Wright, our Chief Executive Officer and Chairman an aggregate of 747,000 warrants to purchase shares of our common stock at an exercise price of $1.02 per share, in connection with Mr. Wright’s guaranty of the Kennedy Note (defined above), pursuant to a Debt Guaranty Agreement previously entered into with Mr. Wright. We relied on an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, in issuing the securities as the issuance of the securities did not involve a public offering, the recipient acquired the securities for investment purposes and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were paid by us.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number  Description

Exhibit 10.1*	Loan and Security Agreement with Kennedy ($24,900,000 loan)
Exhibit 10.2*	Promissory Note with Kennedy ($24,900,000 loan)
Exhibit 10.3*	Guaranty Agreement with Kennedy
Exhibit 10.4*	Environmental Indemnity Agreement
Exhibit 10.5*	Mortgage and Security Agreement
Exhibit 10.6*	Malcolm J. Wright Warrant Agreement

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LEISURE HOLDINGS, INC.

Dated: May 1, 2007	By:	/s/ Malcolm J. Wright
Malcolm J. Wright Chief Executive Officer